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PROSPECTUS SUPPLEMENT

DATED DECEMBER 15, 1999                 FILED PURSUANT TO RULE 424(B)(3) AND (C)

TO PROSPECTUS DATED AUGUST 18, 1999                REGISTRATION NUMBER 333-84681

                             LEVEL 8 SYSTEMS, INC.
                        4,200,000 SHARES OF COMMON STOCK
                         ------------------------------

     This document supplements the prospectus dated August 18, 1999 of Level 8 Systems, Inc. relating to up to 4,200,000 shares of common stock, $.001 par value, offered by the selling stockholders described below. This document should be read in conjunction with the prospectus, and this document is qualified by reference to the prospectus except to the extent that the information provided by this document supersedes the information contained in the prospectus.

                                PROSPECTUS COVER

     The third paragraph on the prospectus cover page is superseded by the following:

        - Up to 2,100,000 shares of our common stock which are issuable upon the exercise of warrants. These warrants include warrants issued as part of the private placement of our Series A 4% Convertible Redeemable Preferred Stock and warrants granted to the underwriter in our initial public offering and 1996 public offering.

     In addition, the fifth paragraph on the prospectus cover page is superseded by the following:

          We will not receive any of the proceeds from any future sale of the shares of common stock issued to the selling stockholders upon conversion of the Series A 4% Convertible Redeemable Preferred Stock or the exercise of the warrants. Our company will, however, receive the proceeds from the exercise of the warrants issued to the selling stockholders. The per share exercise prices of the warrants range from $7.425 to $14.85, subject to adjustment.

                      WHERE CAN YOU FIND MORE INFORMATION

     Numbers 16 and 17 in the third paragraph under the heading "Where Can You Find More Information" in the prospectus are superseded by the following and, in addition, number 18 is hereby added to the third paragraph:

          16. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

          17. The description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on July 11, 1995 (as modified by the "Description of Capital Stock" contained in this prospectus); and

          18. The audited financial statements of Seer Technologies, Inc. for its fiscal years ended September 30, 1998, 1997 and 1996 included in Seer's Annual Report on Form 10-K for its fiscal year ended September 30, 1998.
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                              SELLING STOCKHOLDERS

     The table on page 16 of the prospectus setting forth information concerning the selling stockholders is superseded by the following table:

                                                                                       NUMBER OF SHARES
                                                                                        OF COMMON STOCK
                                                               NUMBER OF SHARES           TO BE OWNED
                                     NUMBER OF SHARES OF        OF COMMON STOCK         AFTER OFFERING
                                        COMMON STOCK                 WHICH             -----------------
         NAME AND ADDRESS                   OWNED               MAY BE OFFERED         NUMBER    PERCENT
         ----------------            -------------------      -------------------      -------   -------
Brown and Simpson Strategic Growth
Fund, Ltd..........................         910,000(1)(2)            910,000(1)(2)           *      *
Brown Simpson Strategic Growth
  Fund, L.P........................         490,000(1)(2)            490,000(1)(2)           *      *
Advanced Systems Europe B.V. (a
  subsidiary of Liraz Systems,
  Ltd.)............................       2,000,000(1)(3)          1,753,527(2)        246,473      *
Seneca Capital L.P.................         389,040(1)(2)            389,040(1)(2)           *      *
Seneca Capital International,
  Ltd..............................         410,960(1)(2)            410,960(1)(2)           *      *
William E. Aaron...................           1,517(4)                 1,517(4)              *      *
Leo T. Abbe........................          48,248(4)                48,248(4)              *      *
Richard K. Abbe....................          48,249(4)                48,249(4)              *      *
Jonathan Abbey.....................           3,000(4)                 3,000(4)              *      *
Leslie Abbey.......................           3,000(4)                 3,000(4)              *      *
Mitchell Jay Bayer.................             300(4)                   300(4)              *      *
Jeffrey M. Berman..................          48,248(4)                48,248(4)              *      *
Michael J. Chill...................          18,489(4)                18,489(4)              *      *
Scot Cohen.........................             800(4)                   800(4)              *      *
William H. Coons III...............             300(4)                   300(4)              *      *
Edelson Technology Partners III,
  L.P..............................          13,541(4)                13,541(4)              *      *
Monroe H. Firestone................             404(4)                   404(4)              *      *
F. Garafalo Electric, Inc..........           7,250(4)                 7,250(4)              *      *
Raymond H. Godfrey, Jr.............          10,000(4)                10,000(4)              *      *
Jay B. Gutterman and Cindy R.
  Gutterman........................           2,200(4)                 2,200(4)              *      *
Morton D. Kurzok...................             404(4)                   404(4)              *      *
Adam Lawrence Larkey...............             800(4)                   800(4)              *      *
Jacqueline Miller..................             100(4)                   100(4)              *      *
Daniel H. Morris...................             300(4)                   300(4)              *      *
Enid Morris........................             400(4)                   400(4)              *      *
Richard Nager......................         186,800(5)                   900(4)              *      *
Charles K. and Liza Osburn.........             750(4)                   750(4)              *      *
Christine K. Pollio................             400(4)                   400(4)              *      *
Vivek N. J. Rao....................           3,500(4)                 3,500(4)              *      *
Realprop Capital Corp..............           5,250(4)                 5,250(4)              *      *
Peter Rosenthal....................           5,000(4)                 5,000(4)              *      *
Andrew L. Rudolph..................             400(4)                   400(4)              *      *
Irene M. Rudolph...................             100(4)                   100(4)              *      *
John H. Starr......................          17,956(6)                 9,356(4)              *      *

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
                                                                                       NUMBER OF SHARES
                                                                                        OF COMMON STOCK
                                                               NUMBER OF SHARES           TO BE OWNED
                                     NUMBER OF SHARES OF        OF COMMON STOCK         AFTER OFFERING
                                        COMMON STOCK                 WHICH             -----------------
         NAME AND ADDRESS                   OWNED               MAY BE OFFERED         NUMBER    PERCENT
         ----------------            -------------------      -------------------      -------   -------
John H. Starr and Elizabeth A.
Starr..............................          17,956(7)                 8,600(4)              *      *
Michael R. Stein...................           1,517(4)                 1,517(4)              *      *
David Emmett Topkins...............             400(4)                   400(4)              *      *
Tradewind Fund I, LP...............           2,750(4)                 2,750(4)              *      *

------------------------------
 *  Less than one percent (1%)

(1) The number of shares of common stock owned by the selling stockholder includes the aggregate number of shares of common stock which may be obtained by such stockholder upon the conversion of all of the shares of Series A Preferred Stock and the exercise of the warrants owned by the stockholder. However, such selling stockholders are not currently beneficial owners of all of such shares of common stock.

(2) Consists of common stock issuable upon the conversion of Series A Preferred Stock and shares issuable upon the exercise of warrants. The exercise price of these warrants is $10.00 per share of common stock subject to adjustment.

(3) Represents 2,000,000 shares of common stock, one-half of which are shares of common stock issuable upon the conversion of Series A Preferred Stock and the other one-half of which are shares issuable upon the exercise of warrants. The parent of Advanced Systems Europe, Liraz Systems, Ltd., and its subsidiaries, own additional shares as described in "Advanced Systems Europe and Liraz" on page 16 of the prospectus.

(4) Represents shares of common stock issuable upon the exercise of warrants granted in connection with prior underwritten public offerings by Level 8.

(5) Includes 900 shares of common stock issuable upon the exercise of warrants granted in connection with prior underwritten public offerings by Level 8.

(6) Includes 9,356 shares of common stock issuable upon the exercise of warrants held by Mr. Starr and 8,600 shares of common stock issuable upon the exercise of warrants held by Mr. Starr and Elizabeth A. Starr, which warrants were granted in connection with prior underwritten public offerings by Level 8.

(7) Includes 8,600 shares of common stock issuable upon the exercise of warrants held by Mr. Starr and Ms. Starr and 9,356 shares of common stock issuable upon the exercise of warrants held by Mr. Starr, which warrants were granted in connection with prior underwritten public offerings by Level 8.

                                    EXPERTS

     The following paragraph is added on page 21 as the final paragraph under the heading "Experts" appearing on page 20:

          The financial statements for Seer Technologies, Inc. for the fiscal years ended September 30, 1998, 1997 and 1996 which are incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report with respect thereto. The financial statements have been incorporated by reference in this prospectus in reliance upon their report given on their authority as experts in auditing and accounting.

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